Exhibit 4.4

September 14, 2023

To:

Mark Locke

Maven Top Holdings S.à r.l. (Apax)

dMY Sponsor II LLC

BY EMAIL

Re: Amended and Restated Investor Rights Agreement

Dear Shareholders,

Reference is made to that certain Amended and Restated Investor Rights Agreement, dated as of April 26, 2021, by and among Mark Locke (the “Holder”), Genius Sports Limited, a company incorporated under the laws of Guernsey (“PubCo”), and the other parties signatory thereto (as it may be amended, supplemented or restated from time to time in accordance with the terms thereof, the “Investor Rights Agreement”). Genius Sports and the other parties signatory hereto have agreed to modify the Investor Rights Agreement as set forth in this letter agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investor Rights Agreement.

The parties hereto acknowledge and agree that, notwithstanding anything to the contrary set forth in the Investor Rights Agreement and by way of amendment thereto, (i) conditioned on and following the public commencement of the first Underwritten Shelf Takedown following the date of this letter agreement, the Holder shall be permitted to Transfer by way of pledge or other security interest up to 60% of the Registrable Securities held by the Holder and (ii) conditioned on and following the closing of the first Underwritten Shelf Takedown following the date of this letter agreement, the Holder shall be permitted to Transfer by way of pledge or other security interest up to 100% of the Registrable Securities held by the Holder, meaning that, in the case of this clause (ii), all and any restrictions on the Holder in the Investor Rights Agreement in respect of Transfer by way of pledge or other security interest (but not by sale) are hereby removed. The Holder hereby agrees to forgo exercising his right to participate in the first Underwritten Shelf Takedown following the date of this letter agreement.

Except as set forth above, the Investor Rights Agreement shall continue in full force and effect with respect to all parties signatory thereto. Except as expressly set forth herein, nothing in this letter agreement shall be construed to amend, modify or waive any other provisions of the Investor Rights Agreement nor shall this letter agreement limit, restrict, modify, alter, amend or otherwise change in any manner the other rights and obligations of the parties under the Investor Rights Agreement.

Sections 5.1 (Assignment; Successors and Assigns; No Third Party Beneficiaries), 5.2 (Termination), 5.3 (Severability), 5.4 (Entire Agreement; Amendments; No Waiver), 5.5 (Counterparts; Electronic Delivery), 5.6 (Notices), Section 5.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 5.8 (Specific Performance), 5.11 (No Third Party Liabilities) of the Investor Rights Agreement shall be incorporated herein by reference and made applicable, mutatis mutandis, to this letter agreement as if set forth in their entirety herein.

[Signature page follows]

Please indicate your agreement to the foregoing by signing a copy of this letter agreement where indicated below and returning it to PubCo, whereupon this letter agreement will constitute a binding agreement between the parties hereto effective as of the date first set forth above.

Very truly yours,

GENIUS SPORTS LIMITED

By:
Name:
Title:

[Signature Page to Letter Agreement]

Acknowledged and agreed:

By:
Name:	Mark Locke

[Signature Page to Letter Agreement]

Acknowledged and Agreed

MAVEN TOPHOLDINGS SARL

By:
Name:	Dleudenné Sebahunde
Title:	Class A Manager

By:
Name:	Laurent Thailly
Title:	Class B Manager

[Signature Page to Letter Agreement]

Acknowledged and agreed:

dMY Sponsor II LLC

By:
Name:
Title:

[Signature Page to Letter Agreement]